Exhibit 10.6

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is entered into by and between Thomas A. Burke (“Executive”) and Modine Manufacturing Company (the “Company”), effective as of August 4, 2020 (the “Effective Date”).

1.            Transition; Separation of Employment.

(a)        Purpose.  In connection with the determination of the Board of Directors of the Company (the “Board”) that Executive’s employment as the Company’s President and Chief Executive Officer of the Company shall be terminated without “Good Cause” within the meaning of that certain employment agreement between the Company and Executive, dated June 15, 2007 and amended July 1, 2008 (the “Employment Agreement”), the Company and Executive have entered into the Agreement (i) to specify the terms and conditions of Executive’s transition from the Company, (ii) to specify the payment of severance amounts and benefits due to Executive in connection with his termination of employment pursuant to the Employment Agreement.

(b)         Continued Employment.  Executive shall remain employed on a full-time basis by the Company as an employee at-will on the terms contained herein from the Effective Date through August 28, 2020 (such period, the “Transition Period” and such last day, the “Separation Date”).  Effective as of the Effective Date, Executive shall cease serving as the Company’s President and Chief Executive Officer and shall be deemed to have resigned from all offices and directorships held with the Company and its affiliates.  During the Transition Period, Executive will serve as a Senior Advisor to the Company, and in such capacity will advise the Company’s Interim Chief Executive Officer and will be available to respond to reasonable requests for information.  Executive agrees that, prior to the Separation Date, Executive will continue to perform his duties, responsibilities and functions for the Company as would reasonably be expected to be usual and customary for Executive’s position, and shall not engage in any other employment, occupation, consulting or other business activity, other than Executive’s current outside activities, including civic, charitable, and industry activities.  Effective as of the Separation Date, Executive’s employment with the Company and all of its affiliates shall terminate.

(c)       Employment Agreement; Acknowledgements.  Effective as of the Effective Date, the Employment Agreement is, except to the extent provisions of the Employment Agreement are specifically referenced herein, terminated and of no further force or effect.  Executive and the Company agree that Executive’s change in position (including his ceasing to serve as President and Chief Executive Officer of the Company and/or as a member of the Company’s Board of Directors) and the appointment of a new or interim Chief Executive Officer of the Company shall not constitute a termination of his employment or an event giving rise to Good Reason for purposes of the Employment Agreement or any other agreement between Executive and the Company.

(d)          Return of Company Property.  Executive represents and warrants that he shall, on or prior to the Separation Date, return to the Company any and all material property and equipment of the Company, including (i) keys, files, lists, books and records (and copies thereof) of, or in connection with, the Company’s business, equipment (including, but not limited to, computer hardware, software and printers), access or credit cards, Company identification, and other property belonging to the Company in Executive’s possession or control, and (ii) documents and copies, including hard and electronic copies, of documents in Executive’s possession relating to the Company’s confidential information, including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and that Executive has not made or retained, and shall not make or retain, any copy or extract of any of the foregoing; provided, however, that Executive may retain Executive’s address book and copies of Executive’s own personnel, payroll and benefit documents (provided that such documents do not contain any confidential information and that the Company has the opportunity to review, redact and/or retain any such documents containing confidential information). Any property and equipment containing the Company’s confidential information shall be deemed material for purposes of this Section 1(d).

2.           Compensation; Accrued Obligations.

(a)          Salary; Annual Bonus.  During the Transition Period, the Company shall pay Executive a base salary in the amount of  $780,000 per annum, prorated for the duration of the Transition Period (the “Salary”), payable in accordance with the Company’s normal payroll practices (but no less often than monthly).  In addition, the Company shall pay Executive a fiscal 2020 annual bonus equal to $214,500, which bonus shall be paid on the date on which fiscal 2020 annual bonuses are paid to similarly-situated executives, but in no event later than October 31, 2020.  Executive acknowledges and he and the Company agree that Executive shall not be eligible to receive a bonus with respect to any portion of the Company’s 2021 fiscal year.

(b)         Benefits.  During the Transition Period, Executive shall continue to participate in the benefit plans, programs and arrangements of the Company maintained by the Company for the benefit of its similarly situated employees from time to time, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time.  During the Transition Period, Executive shall continue to accrue vacation time up to four weeks’ vacation for the 2020 calendar year (the “Accrual Limit”) and shall cease accruing vacation time if Executive’s accrued vacation reaches the Accrual Limit until such time as Executive’s accrued vacation time drops below the Accrual Limit.  Any vacation shall be taken in accordance with the policies of the Company.

(c)          Accrued Obligations; Equity Awards; Vested Benefits.

(i)          Upon the Separation Date, the Company will pay to Executive (i) all accrued salary and all accrued, unused vacation / paid time off through the Separation Date, and (ii) any unreimbursed business expenses incurred by Executive, in accordance with Company policy, prior to the Separation Date (collectively, the “Accrued Obligations”).

(ii)         Each Company equity award granted to Executive that is outstanding and, if applicable, unexercised as of the Separation Date will continue to be governed by the applicable equity award agreement.  The schedule attached hereto as Exhibit A sets forth each Company equity award and the treatment thereof as of the Separation Date.

(iii)       Executive shall be entitled to retain or receive any vested amounts due to Executive under any employee benefit plan, program or policy of the Company, including the Company’s Deferred Compensation Plan and the Company’s 401(k) Retirement Plan, in any case pursuant to and in accordance with the terms and conditions of the applicable plan, program or policy.  In addition, the Company shall make a matching contribution, with respect to calendar year 2020, to Executive’s account under the Deferred Compensation Plan, based on earnings through July 15, 2020 and in accordance with the terms and conditions of such plan.

3.           Separation Benefits.  In connection with Executive’s separation, the Company will pay or provide Executive the following (none of which shall be subject to mitigation or offset):

(a)          A severance payment in an aggregate amount equal to $5,067,624 (the “Salary Severance”), which equals the total amount of Average Annual Earnings of Executive during the remainder of the Period of Employment (as set forth in, and within in the meaning of, Section 8.2 of the Employment Agreement).  Subject to Section 10(b), the Company shall pay the Salary Severance in substantially equal installments in accordance with the Company’s normal payroll practices during the period commencing on the Separation Date and ending on the 36-month anniversary thereof; and

(b)         A lump-sum payment equal to $46,983 (the “COBRA Payment”), along with an additional payment in an amount equal to the income and employee-side employment taxes imposed on the COBRA Payment (but not, for purposes of clarity, any pyramiding taxes thereon), payable within fifteen days after the Separation Date.

(c)        An amount equal to $37,800, payable in substantially equal installments in accordance with the Company’s normal payroll practices during the period commencing on the Separation Date and ending on the 36-month anniversary thereof.

(d)         An aggregate amount equal to $93,825, which shall be paid:  (i) $10,425 on December 31, 2020; (ii) $31,275 on each of December 31, 2021 and December 30, 2022; and (iii) $20,850 in August 2023.

The amounts set forth in this Section 3 are and will be paid in consideration of, subject to and conditioned upon (i) Executive’s execution within 21 days following the Separation Date, and non-revocation during the seven days thereafter, of a general release of claims in the form attached hereto as Exhibit B (the “Release”) and (ii) Executive’s continued compliance with the terms and conditions of Section 6.  Payment of such amounts shall cease if Executive fails to execute or properly revokes such Release as provided in Exhibit B or, subject to the first sentence of Section 11, the Company determines reasonably and in good faith that Executive breached the terms and conditions of Section 6.

4.           Withholdings and Other Deductions.  All compensation payable to Executive hereunder shall be subject to such withholdings and deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.  Each payment made pursuant to Section 3 shall be taxable as ordinary income to Executive.

5.          Warranty.  Executive acknowledges that he has no right, title, or interest in or entitlement to any other payments or benefits other than as set forth or referenced in this Agreement.  Executive further represents that he has not sustained a work-related injury or illness which he has not previously reported to the Company.

6.          Restrictive Covenants.  Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (i) Executive previously made certain representations, including with respect to confidential information and non-competition obligations, as set forth in (x) Section 12 of the Employment Agreement, and to the extent applicable, (y) that certain Unilateral Non-Disclosure Agreement effective May 5, 2002 and that certain Employee’s Agreement for Protection of Trade Secrets and Sales Data and for Assignment of Inventions (such agreements under this clause (y) being, the “Other Agreements”), and (ii) such provisions shall remain in full force and effect in accordance with their terms and Executive shall be bound by their terms; provided, however, that, subject to and conditioned upon Executive’s execution of the Release within 21 days following the Separation Date and non-revocation during the seven days thereafter, the non-competition provisions set forth in Section 12 of the Employment Agreement shall apply for the one-year period (rather than the three-year period) following the Separation Date (the “Release Consideration”).

7.           Directors and Officers Insurance.  The Company acknowledges and agrees that the directors and officers liability insurance policy that generally applies to the Company’s officers and directors will be maintained for Executive during such period as is consistent with the Company’s internal practices for maintaining such coverage for former officers, but in any event, for the six-year period beginning on the Separation Date. In addition, the Company acknowledges and agrees that any applicable  indemnification agreement between Executive and the Company shall remain in force and effect pursuant to its terms.

8.           Exceptions.  Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit either party to this Agreement (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency.  Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.  If Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

9.          Ongoing Cooperation.  Subject to Section 8, Executive agrees that Executive will assist and cooperate with the Company and its affiliates (i) concerning reasonable requests for information about the business of the Company or its affiliates or Executive’s involvement and participation therein, (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive, and (iii) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive.  Executive’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing.  In requesting such services, the Company will consider other commitments that Executive may have at the time of the request.  The Company will reimburse Executive’s reasonable out-of-pocket expenses incurred in assisting and cooperating with the Company and its affiliates under this Section 9.

10.          Other Tax Matters.

(a)          To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”).  Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 10 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions.  In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.

(b)        Consistent with the Employment Agreement, each payment or installment of payments hereunder shall be treated as a separate payment for purposes of Section 409A.  Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Executive during the six-month period following Executive’s “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest).

(c)        To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, any such reimbursements or in-kind benefits shall be paid or reimbursed reasonably promptly, but in no event later than December 31st of the year following the year in which the expense was incurred.  The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursements of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(d)          Notwithstanding any provision herein to the contrary, the provisions of Section 10 of the Employment Agreement are incorporated herein by reference.

11.          Breach.  In the event the Company reasonably and in good faith determines that Executive breached Section 6, any outstanding obligations of the Company hereunder shall immediately terminate, and the Company’s covenants hereunder shall be deemed null and void in their entirety; provided, however that Executive shall not be deemed to have breached Section 6 unless and until written notice has been provided to Executive, together with, a reasonable opportunity to cure any such breach within 15 days following the date such notice is provided to Executive.  If, following such cure period, the parties dispute whether any such breach has occurred or otherwise remains uncured, such dispute shall be resolved pursuant to a confidential arbitration proceeding conducted expeditiously in accordance with the rules for employment disputes in the Employment Arbitration Rules of the American Arbitration Association (the “AAA”) before one arbitrator of exemplary qualifications and stature, who shall be selected by the AAA, it being understood that, in the event Executive prevails in such arbitration proceeding, the Company’s obligations and covenants hereunder shall be reinstated and any amounts hereunder that were unpaid during the pendency of such proceeding or otherwise shall be paid to Executive in a lump sum within five business days following the conclusion of such proceeding.

12.          Governing Law.  This Agreement shall be construed under the laws of the State of Wisconsin, both procedural and substantive.

13.        Waiver.  The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

14.         Headings.  The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.

15.         Severability.  If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.

16.        Assignment.  This Agreement is personal to Executive and shall not be assignable by Executive; provided, however, that this provision shall not preclude Executive from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person(s) entitled thereto under Executive’s will or, in the case of intestacy, to the person(s) entitled thereto under the laws of intestacy applicable to Executive’s estate.  The rights of the Company under this Agreement may be assigned by the Company, in its sole discretion, including to any of its affiliates or any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  This Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns (and such successors shall thereafter be deemed embraced with the term “the Company” for purposes of this Agreement).

17.         Ambiguities.  Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement.  In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

18.         Entire Agreement / Amendments.  This Agreement (including the exhibits here), along with the Other Agreements and the award agreements evidencing the Awards, constitute the entire agreement between Executive and the Company concerning the subject matter hereof.  All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement, including, but limited to, the Employment Agreement (except such provisions or Other Agreements as are specifically referenced herein).  No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.

19.          Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

20.           Consultation with Counsel.  Executive acknowledges (i) that Executive has thoroughly read and considered all aspects of this Agreement, that Executive understands all its provisions and that Executive is voluntarily entering into this Agreement, (ii) that he has been represented by, or had the opportunity to be represented by independent counsel of his own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (iii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.  Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent tax advisors with respect to the tax consequences to his of this Agreement, and that he is relying solely on the advice of his independent advisors for such purposes.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

21.         Notices.  All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email or facsimile and also mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:

If to Executive:
At Executive’s last known address evidenced on the Company’s payroll records or email address evidenced on the Company’s records.

If to the Company:
Modine Manufacturing Company
1500 DeKoven Avenue, Racine, Wisconsin, 53404
Attention:  Sylvia Stein, Vice President, General Counsel and Corporate Secretary
Sylvia.A.Stein@modine.com

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address.  In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter.  Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

If the above accurately reflects Executive’s understanding, please date and sign the enclosed copy of this Agreement in the places indicated below and return that copy to Sylvia Stein, Vice President, General Counsel and Corporate Secretary, 1500 DeKoven Avenue, Racine, Wisconsin, 53404.

Dated: August 4, 2020	/s/ Thomas A. Burke
Thomas A. Burke

Dated: August 3, 2020	/s/Marsha C. Williams
Modine Manufacturing Company
Name: Marsha C. Williams
Title: Lead Director, Board of Directors

EXHIBIT A
COMPANY EQUITY AWARDS

Type of Equity Award	Grant Date	Exercise Price	Vest (and Exercisable) Shares*	Expiration Date
Stock Option	July 21, 2011	$14.93	27,622	July 21, 2021
Stock Option	June 5, 2012	$5.75	69,565	August 28, 2021
Stock Option	June 3, 2013	$10.40	47,690	August 28, 2021
Stock Option	June 2, 2014	$14.94	37,832	August 28, 2021
Stock Option	June 2, 2015	$11.39	55,538	August 28, 2021
Stock Option	May 31, 2016	$10.00	96,848	August 28, 2021
Stock Option	June 1, 2017	$15.90	47,937	August 28, 2021
Stock Option	May 30, 2018	$17.90	34,042	August 28, 2021
Stock Option	May 29, 2019	$13.26	25,385	August 28, 2021
Restricted Stock Unit Award	June 1, 2017	Forfeit unvested RSUs as of the Separation Date**
Restricted Stock Unit Award	May 30, 2018	Forfeit unvested RSUs as of the Separation Date**
Restricted Stock Unit Award	May 29, 2019	Forfeit unvested RSUs as of the Separation Date**
Performance Stock Award	May 30, 2018	Forfeit entire award as of the Separation Date
Performance Stock Award	May 29, 2019	Forfeit entire award as of the Separation Date

* Represents shares vested as of the Separation Date.  Unvested shares as of the Separation Date will be forfeited.

** To the extent vested as of the Separation Date, restricted stock unit awards have been settled.

EXHIBIT B
GENERAL RELEASE OF CLAIMS

1.          General Release.  In exchange for the “Release Consideration” as described in that certain Transition and Separation Agreement by and between Modine Manufacturing Company (the “Company”) and Thomas A. Burke (the “Executive”) effective August 4, 2020 (the “Agreement”), to which this General Release (this “Release”) is attached, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive agrees unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature which he may now have, or ever have, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Executive now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Executive’s execution of this Release. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the Wisconsin Fair Employment Act; the Wisconsin Wage Claim and Payment Law; the Wisconsin Business Closing and Mass Layoff Law; the Wisconsin Cessation of Benefits Law; the Wisconsin Family and Medical Leave Law; the Wisconsin Personnel Records Statute; the Wisconsin Employment Peace Act; and any federal, state or local laws of similar effect.

2.          Claims Not Released.  This Release shall not apply to: the Company’s obligations under the Agreement; Executive’s right to indemnification under any applicable indemnification agreement with the Company, the Company’s governing documents or applicable law; Executive’s right to assert claims for workers’ compensation or unemployment benefits; Executive’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) claims of discrimination (provided, however, that Executive releases his right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act; Executive’s vested rights under any retirement or welfare benefit plan of the Company; Executive’s rights in his capacity as an equity holder of the Company; or any other rights that may not be waived by an employee under applicable law.

3.          Older Worker’s Benefit Protection Act.  In accordance with the Older Worker’s Benefit Protection Act, Executive is hereby advised as follows:

(i)          Executive has read this Release and understands its terms and effect, including the fact that Executive is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Release.

(ii)         Executive understands that, by entering into this Release, Executive does not waive any Claims that may arise after the date of Executive’s execution of this Release, including without limitation any rights or claims that Executive may have to secure enforcement of the terms and conditions of this Release.

(iii)     Executive has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Executive acknowledges is adequate and satisfactory to Executive and in addition to any other benefits to which Executive is otherwise entitled.

(iv)         The Company advises Executive to consult with an attorney prior to executing this Release.

(v)         Executive shall have until such time that is 21 days after the Separation Date (as defined in the Agreement) to review and decide whether or not to sign this Release.  If Executive signs this Release prior to the expiration of such period, Executive acknowledges that Executive has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Executive does not desire additional time and hereby waives the remainder of the 21-day period.  In the event of any changes to this Release, whether or not material, Executive waives the restarting of the 21-day period.

(vi)      Executive has seven days after signing this Release to revoke this Release and this Release will become effective upon the expiration of that revocation period.  If Executive revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or Executive and Executive will not be entitled to the Release Consideration or any of the payments or benefits described in Section 3 of the Agreement.

If Executive wishes to revoke this Agreement, Executive shall deliver written notice stating his intent to revoke this Agreement to Sylvia Stein, Vice President, General Counsel and Corporate Secretary, 1500 DeKoven Avenue, Racine, Wisconsin, 53404, on or before 5:00 p.m. Central Time on the seventh day after the date on which Executive signs this Release.

5.          Representations.  Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and Executive agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Executive under this indemnity.

6.           No Actions.  Executive represents and warrants to the Company that Executive has no pending actions, Claims or charges of any kind.  Executive agrees that if Executive hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then Executive will pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim; provided, however, that Executive shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to: (i) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (ii) Executive’s right to file a charge with the EEOC; however, Executive hereby waives any right to any damages or individual relief resulting from any such charge.

7.           No Admission.  Executive understands and agrees that neither the payment of money nor the execution of the Agreement shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

8.          Governing Law.  This General Release is deemed made and entered into the State of Wisconsin, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Wisconsin, to the extent not preempted by federal law.

IN WITNESS WHEREOF, the undersigned has executed this General Release this 29th day of August, 2020.

/s/ Thomas A. Burke
Thomas A. Burke